AMENDMENT TO
CINCINNATI BELL MANAGEMENT PENSION PLAN
The Cincinnati Bell Management Pension Plan (the “Plan”) is hereby amended, effective as of March 1, 2012 and mainly to eliminate an interest rate credit charge that had been imposed on the cash balance accounts of Plan participants who were former employees and who failed to waive a cash balance account death benefit provided by the Plan, in the following respects.
1.    Subsection 5.4.5 of the Plan is amended in its entirety to read as follows.
5.4.5    Notwithstanding any of the foregoing provisions of this Section 5.4 but subject to the final sentence of this Subsection 5.4.5, (a) the assumed annualized interest rate to be applied on any day prior to January 1, 1998 under Subsection 5.4.2, 5.4.3, or 5.4.4 above, as the case may be, shall be 3.5% (instead of the assumed interest rate otherwise provided under Subsection 5.4.2, 5.4.3 or 5.4.4 above) unless the Participant is either employed as a Covered Employee on such day or is employed as an Employee (other than a leased, contingency, or job bank employee) both on such day and on December 31, 1997 and (b) the assumed annualized interest rate to be applied on any day subsequent to December 31, 1997 and prior to March 1, 2012 under Subsection 5.4.2, 5.4.3, or 5.4.4 above, as the case may be, shall be 3.5% (instead of the assumed interest rate otherwise provided under Subsection 5.4.2, 5.4.3 or 5.4.4 above) unless the Participant is employed as an Employee (other than a leased, contingency, or job bank employee) on such day. However, the assumed annualized interest rate to be applied under clause (a) of the immediately preceding sentence on any day prior to January 1, 1998, or under clause (b) of the immediately preceding sentence on any day subsequent to December 31, 1997 and prior to March 1, 2012, shall be deemed to be 4.0% for any such day on which both (a) such assumed annualized interest rate would otherwise be 3.5% under clause (a) or clause (b) of the immediately preceding sentence on such day and (b) a waiver by the Participant to the death benefit otherwise applicable to him under Section 8.1 or 8.2 below is in effect for him pursuant to the provisions of Section 8.3 below. However, the provision of this Subsection 5.4.5 shall not apply in determining the assumed annualized interest rate to be applied on any day after February 29, 2012 under Subsection 5.4.3 or 5.4.4 above, as the case may be.
2.    Section 8.3 of the Plan is amended in its entirety to read as follows.
8.3    Waiver of Death Benefit. If during any period occurring prior to March 1, 2012 a Participant would otherwise have interest rate credits to his Cash Balance Account determined under the provisions of Subsection 5.4.5 above, he may elect prior to March 1, 2012 to waive the death benefit otherwise applicable to him under Section 8.1 or 8.2 above. In the event of such a waiver, then, notwithstanding any of the provisions of Subsection 5.4.5 above to the contrary, the assumed annualized interest rate applicable to his Cash Balance Account under Subsection 5.4.5 above on any date prior to March 1, 2012 shall be 4% (instead of 3.5%) while the waiver is in effect. Prior to March 1, 2012, any waiver referred to in this Section 8.3 shall also be subject to the following subsections of this Section 8.3.

8.3.1    In the case of an unmarried Participant: (a) such waiver may be elected (and put into effect) or revoked in a writing filed with a Plan representative (on a form prepared or accepted by the Committee) at any time prior to his death; and (b) such waiver shall be automatically revoked if the Participant marries and fails to make the election called for under Subsection 8.3.2 below.
8.3.2    In the case of a married Participant: (a) such waiver may be elected (and put into effect) or revoked in a writing filed with a Plan representative (on a form prepared or accepted by the Committee) at any time prior to his death; (b) the Participant’s spouse must consent in a writing filed with a Plan representative (on a form prepared or accepted by the Committee) to the election of the waiver (with such consent acknowledging the effect of the election and being witnessed by a Plan representative or notary public); (c) in the case of a waiver made before the Plan Year in which the Participant attains age 35, such waiver shall be automatically revoked on the first day of the Plan Year in which the Participant attains age 35 (and must be reelected on or after such date in order to become again effective); and (d) within the applicable period, the Participant shall be provided a written explanation of the death benefit under Section 8.2 above in a manner comparable to the explanation that is provided under Subsection 7.4.4 above. The “applicable period” for giving the written explanation under clause (d) of the immediately preceding sentence shall be whichever of the following periods ends later: (a) the first day of the three-year period ending on the last day of the Plan Year in which the Participant attains age 35; or (b) the two-year period ending one year after the date on which the Participant becomes a Participant. Notwithstanding the foregoing, in the case of a Participant who ceases to be an Employee prior to the Plan Year in which he attains age 35, such explanation also must be provided within the three-year period ending on the first anniversary of the date on which he ceases to be an Employee.
Notwithstanding any of the foregoing provisions of this Section 8.3, the provisions of this Section 8.3 shall not apply on any day after February 29, 2012 (and thus no waiver of the death benefit otherwise applicable under Section 8.1 or 8.2 above to any Participant shall be valid on any day after February 29, 2012).

[Signature Page of Amendment Is Following Page]

IN ORDER TO EFFECT THE FOREGOING PLAN CHANGE, the Plan’s sponsor, Cincinnati Bell Inc., has caused its name to be subscribed to this Plan amendment.
CINCINNATI BELL INC.
By /s/ Christopher J. Wilson
Title V.P. General Counsel & Secretary
Date April 17, 2012